Exhibit 99.1

FOR IMMEDIATE RELEASE

Otonomy Reports Fourth Quarter and Full Year 2016 Financial Results and Provides Corporate Update

Topline data for OTO-104 Phase 3 trials in Ménière’s disease expected in 2H2017

Implemented changes to commercial organization to improve OTIPRIO® sales performance

Company to host conference call and webcast today at 4:30 p.m. EST

SAN DIEGO, March 2, 2017 — Otonomy, Inc. (NASDAQ: OTIC), a biopharmaceutical company focused on the development and commercialization of innovative therapeutics for diseases and disorders of the ear, today reported financial results for the fourth quarter and year ended December 31, 2016 and provided an update on its corporate activities and product pipeline. The company will host a conference call and webcast today at 4:30 p.m. EST to discuss recent highlights and financial results.

Fourth Quarter 2016 and Subsequent Highlights

•	OTIPRIO Launch Update: In March 2016, Otonomy announced the commercial availability of OTIPRIO (ciprofloxacin otic suspension) in the United States for the treatment of pediatric patients with bilateral otitis media with effusion undergoing tympanostomy tube placement (TTP). During 2016, Otonomy’s commercial efforts focused on establishing patient “access” to OTIPRIO by building product awareness and advocacy with physicians, gaining formulary approval in target facilities and establishing reimbursement. Key accomplishments from launch through February 2017 include:

•	Established awareness and fostered advocacy for OTIPRIO by conducting product presentations to approximately 85% of the 2,000 physicians in our target audience and providing OTIPRIO through a sample program that reached more than 630 physicians affiliated with over 800 facilities.

•	Based on a survey of more than 190 physicians who participated in the sample program, we believe that clinician experience with OTIPRIO has been favorable. Greater than 90% of respondents indicated a positive overall impression of OTIPRIO after using the samples and greater than 90% indicated a likelihood to use the product in the future.

•	OTIPRIO received formulary approval or has been purchased by more than 360 facilities, and reviews are in process at approximately 240 additional hospitals. Otonomy has an 88% overall success rate for formulary approvals.

•	More than 200 facilities have purchased OTIPRIO and over 60% of these accounts have placed repeat orders.

•	Obtained a C code for OTIPRIO that became effective as of July 1, 2016, and a J code that became the permanent billing code for OTIPRIO as of January 1, 2017. The J code replaces the C code while retaining transitional pass-through payment status. Assignment of the J code will support patient access for use of OTIPRIO during TTP surgery as well as office-based expansion indications, if and when approved.

•	Ongoing tracking of reimbursement claims by Otonomy’s third party vendor has confirmed separate payment for OTIPRIO in addition to the TTP procedure itself by multiple payors for both Medicaid and commercially-insured patients.

For 2017, Otonomy’s commercial priority has transitioned to “pull-through” which the company defines as the purchase and utilization of OTIPRIO in facilities where the product has received formulary approval. The monthly level of pull-through has not significantly increased in the first two months of 2017 compared to the fourth quarter of 2016. As a result, the company has made the following changes to the commercial organization to increase the focus on OTIPRIO utilization and improve sales performance:

•	Hired David Kaplan as vice president, sales. Mr. Kaplan previously served as vice president, sales for Pacira Pharmaceuticals, Inc. from April 2013 through March 2016. During this period, annualized sales of EXPAREL® grew significantly from less than $50 million to more than $250 million. Mr. Kaplan is directly reporting to David A. Weber, Ph.D., president and CEO.

•	Realigned the sales territories to optimize coverage of accounts with current or near-term potential for OTIPRIO utilization, enabling the company to reduce the size of the sales force from 40 to 20 sales representatives. In addition, Otonomy’s chief commercial officer has left the company.

•	Otonomy’s commercial team has reassessed the list of target accounts according to the presence of one or more product advocates, approved or pending formulary access and demonstrated reimbursement. Based on this assessment, the reconfigured sales force is expected to initially focus on approximately 400 priority accounts that collectively account for about one-third of the U.S. TTP market. Otonomy expects that the number of target accounts and sales representatives, and the level of market coverage, will increase in the future as we continue to expand market access and secure reimbursement for OTIPRIO.

•	Announced Positive Top-Line Results from Phase 3 Clinical Trial of OTIPRIO in Patients with Acute Otitis Externa (AOE): In January 2017, Otonomy announced positive results from its pivotal Phase 3 clinical trial of OTIPRIO in 262 pediatric and adult patients with AOE, also known as swimmer’s ear. This single administration trial of OTIPRIO met the primary endpoint by showing a statistically significant increase in clinical cure rate compared to sham (no treatment) at Day 8 (p<0.001). OTIPRIO also demonstrated a statistically significant superiority to sham in clinical cure rate at all other time points assessed including Day 4 (p=0.021), Day 15 (p<0.001) and Day 29 (p<0.001), and was well-tolerated. Based on these positive results, Otonomy expects to submit a supplemental New Drug Application (sNDA) to the U.S. Food and Drug Administration (FDA) in the first half of 2017.

•	Successfully Completed Phase 2 Clinical Trial of OTIPRIO in Pediatric Patients with Acute Otitis Media with Tympanostomy Tubes (AOMT): In October 2016, Otonomy announced the successful completion of a Phase 2 clinical trial that evaluated a single administration of OTIPRIO for the treatment of pediatric patients with AOMT. The trial demonstrated that both OTIPRIO doses evaluated, 6 mg (0.1 mL) and 12 mg (0.2 mL), were well-tolerated and achieved higher and statistically significant (p<0.05) clinical cure rates over sham (no treatment). Otonomy believes this trial supports the advancement of OTIPRIO into Phase 3 in AOMT and intends to discuss the requirements for such a program with the FDA in the first half of 2017.

•	Enrollment in AVERTS-1 and AVERTS-2 Phase 3 Clinical Trials for OTO-104 in Ménière’s Disease is Ongoing with Results Expected in the Second Half of 2017: Otonomy is conducting two identical, parallel Phase 3 trials for OTO-104 in patients with Ménière’s disease, AVERTS-1 in the United States and AVERTS-2 in Europe. Each trial is a 16-week, prospective, randomized, double-blind, placebo-controlled trial that is expected to enroll approximately 160 patients with unilateral Ménière’s disease.

•	Initiated Patient Enrollment for Phase 2 Clinical Trial of OTO-104 in Hearing Loss Indication: In January 2017, Otonomy initiated enrollment of the first patients in a Phase 2 clinical trial evaluating OTO-104 for the prevention of hearing loss in cancer patients undergoing chemotherapy with platinum-based agents. This multicenter trial is designed to assess the feasibility, safety and exploratory efficacy of OTO-104 given by intratympanic administration in subjects at risk for ototoxicity from cisplatin chemotherapy.

•	Completed Phase 1 Clinical Safety Trial of OTO-311, a Potential Tinnitus Treatment: OTO-311 is a single-dose, sustained-exposure formulation of the potent and selective N-Methyl-D-Aspartate (NMDA) receptor antagonist gacyclidine that is in development for the treatment of tinnitus. A Phase 1 clinical safety trial was completed and a dose selected for evaluation in a Phase 2 clinical trial that is expected to start in the second half of 2017.

“2016 was a highly productive year for Otonomy as we made significant progress across our pipeline including the completion of positive clinical trials in multiple indications for OTIPRIO, advancement of our OTO-104 Phase 3 Ménière’s disease trials and initiation of a Phase 2 trial in a second important indication, and successful completion of a Phase 1 clinical safety trial for OTO-311,” said David A. Weber, Ph.D., president and CEO of Otonomy. “In the first phase of the OTIPRIO launch, we established physician awareness and advocacy, secured formulary approval in a significant number of facilities, and successfully obtained both a C code and J code to support market access for OTIPRIO. However, we are not satisfied with the level of pull-through in accounts where we have access and, as a result, we have implemented changes in personnel and sales territory alignment. These changes improve our focus on priority accounts that have current or near-term potential for OTIPRIO utilization to enable us to accelerate growth in OTIPRIO revenue. Importantly, we have retained our core commercial capabilities that can be expanded with growth in OTIPRIO utilization for ear tube surgery and expansion indications, if approved, as well as for future potential product launches including OTO-104 in Ménière’s disease.”

Anticipated Upcoming Milestones

•	Submission of an sNDA to the FDA for OTIPRIO in AOE in the first half of 2017.

•	Completion of an End-of-Phase 2 meeting with the FDA for OTIPRIO in AOMT in the first half of 2017.

•	Announcement of topline data from the AVERTS-1 and AVERTS-2 Phase 3 clinical trials for OTO-104 in Ménière’s disease during the second half of 2017.

•	Initiation of a Phase 2 clinical trial for OTO-311 for the treatment of tinnitus in the second half of 2017.

Fourth Quarter and Full Year 2016 Financial Highlights

•	Cash Position: Cash, cash equivalents, and short-term investments totaled $196.4 million as of December 31, 2016, compared to $184.8 million as of December 31, 2015.

•	Revenue: Net sales of OTIPRIO totaled $0.3 million for the fourth quarter of 2016. For the full year, net sales totaled $0.7 million.

•	Operating Expenses: GAAP operating expenses were $26.2 million for the fourth quarter of 2016, compared to $21.1 million for the fourth quarter of 2015. For the full year 2016, GAAP operating expenses were $110.5 million compared to $62.0 million for 2015. Non-GAAP operating expenses, which exclude stock-based compensation and rent abatement expense, were $22.7 million for the fourth quarter of 2016, compared to $18.8 million for the fourth quarter of 2015. For the full year 2016, non-GAAP operating expenses were $97.7 million compared to $54.3 million for 2015.

•	Research and Development Expenses: GAAP research and development (R&D) expenses for the fourth quarter of 2016 were $14.2 million, compared to $13.3 million for the fourth quarter of 2015. The increase was primarily a result of increased clinical trial activities for both OTIPRIO and OTO-104 versus the prior year period. For the full year 2016, GAAP R&D expenses were $60.7 million compared to $38.8 million for 2015.

•	Selling, General and Administrative Expenses: GAAP selling, general and administrative (SG&A) expenses in the fourth quarter of 2016 were $12.0 million, compared to $7.8 million for the fourth quarter of 2015. The increase was primarily attributable to increased personnel expense and operating costs related to the commercial launch of OTIPRIO. For the full year 2016, GAAP SG&A expenses were $49.8 million compared to $23.2 million for 2015.

•	Financial Guidance: Otonomy had cash, cash equivalents and short-term investments totaling approximately $196.4 million on December 31, 2016. Based on the commercial personnel changes noted above, Otonomy provides guidance for GAAP operating expenses in the range of $103-$108 million for 2017, and Otonomy is reducing its non-GAAP operating expense guidance for 2017 from $85-$90 million to $80-$85 million.

Webcast and Conference Call

Otonomy management will host a webcast and conference call regarding this announcement at 1:30 p.m. PST/4:30 p.m. EST today. The live call may be accessed by dialing (877) 305-6769 for domestic callers and (678) 562-4239 for international callers with conference ID code number: 78338811. A live webcast of the call will be available online in the investor relations section of Otonomy’s website at www.otonomy.com and will be archived there for 30 days.

Non-GAAP Operating Expenses

In this press release, Otonomy’s operating expenses are provided in accordance with generally accepted accounting principles (GAAP) in the United States and also on a non-GAAP basis. Non-GAAP operating expenses exclude stock-based compensation and rent abatement expense. Non-GAAP operating expenses are provided as a complement to operating expenses provided in accordance with GAAP because management believes non-GAAP operating expenses help indicate underlying trends in the company’s business, are important in comparing current results with prior period results and provide additional information regarding the company’s financial position. Management also uses non-GAAP operating expenses to establish budgets and operational goals that are communicated internally and externally and to manage the company’s business and to evaluate its performance. The attached financial information includes a reconciliation of the GAAP operating expenses to non-GAAP operating expenses and a reconciliation of GAAP operating expense guidance to non-GAAP operating expense guidance.

About OTIPRIO®

OTIPRIO (ciprofloxacin otic suspension) is a fluoroquinolone antibacterial indicated for the treatment of pediatric patients with bilateral otitis media with effusion undergoing tympanostomy tube placement. OTIPRIO is administered by a physician as a single 0.1 mL (6 mg) intratympanic administration into each affected ear, following suctioning of the middle ear effusion. The thermosensitive suspension exists as a liquid at or below room temperature and gels when warmed. In two Phase 3 trials, a single intraoperative administration of OTIPRIO demonstrated a statistically significant reduction in the cumulative proportion of study treatment failures compared to tubes alone (p-value <0.001).

Important Safety Information for OTIPRIO

Contraindications: OTIPRIO is contraindicated in patients with a history of hypersensitivity to ciprofloxacin, to other quinolones, or to any of the components of OTIPRIO.

Warnings and Precautions - Potential for Microbial Overgrowth: OTIPRIO may result in overgrowth of nonsusceptible bacteria and fungi. If such infections occur, institute alternative therapy.

Adverse Reactions: Adverse reactions (incidence at least 3%) that occurred in two Phase 3 trials with OTIPRIO vs sham were: nasopharyngitis (5% vs 4%), irritability (5% vs 3%), and rhinorrhea (3% vs 2%).

Use in Specific Populations - Pediatric Use: The safety and effectiveness of OTIPRIO in infants below six months of age have not been established.

Full prescribing information can be found at www.OTIPRIO.com.

About Otonomy

Otonomy is a biopharmaceutical company focused on the development and commercialization of innovative therapeutics for diseases and disorders of the ear. OTIPRIO (ciprofloxacin otic suspension) is approved in the United States for use during tympanostomy tube placement surgery in pediatric patients, and has achieved positive pivotal trial results in patients with acute otitis externa. OTO-104 is a steroid in development for the treatment of Ménière’s disease and other severe balance and hearing disorders. Two Phase 3 trials in Ménière’s disease patients are underway with results expected during the second half of 2017, and a Phase 2 trial has been initiated in patients at risk for cisplatin-induced hearing loss. OTO-311 is an NMDA receptor antagonist for the treatment of tinnitus that has completed a Phase 1 clinical safety trial with a Phase 2 trial expected to be initiated in the second half of 2017. Otonomy’s proprietary formulation technology utilizes a thermosensitive gel and drug microparticles to enable single dose treatment by a physician. For additional information please visit www.otonomy.com.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or the future financial or operating performance of Otonomy. Forward-looking statements in this press release include, but are not limited to, the potential impact of the assignment of a J code for OTIPRIO, the reconfiguration of the sales force and the accounts it will target, the timing of the submission of an sNDA for OTIPRIO, planned discussions with the FDA relating to OTIPRIO in AOMT, the timing of Phase 3 results for OTO-104, the timing of a Phase 2 clinical trial for OTO-311, statements by Otonomy’s president and CEO, and Otonomy’s financial guidance for 2017. Otonomy’s expectations regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties. Actual results may differ materially from those indicated by these forward-looking statements as a result of these risks and uncertainties, including but not limited to: Otonomy’s limited operating history and its expectation that it will incur significant losses for the foreseeable future; Otonomy’s ability to obtain additional financing; Otonomy’s dependence on the commercial success of OTIPRIO and the regulatory success and advancement of additional product candidates, such as OTO-104 and OTO-311, and label expansion indications for OTIPRIO; the uncertainties inherent in the clinical drug development process, including, without limitation, Otonomy’s ability to adequately demonstrate the safety and efficacy of its product candidates, the preclinical and clinical results for its product candidates, which may not support further development, and challenges related to patient enrollment in clinical trials; Otonomy’s ability to obtain regulatory approval for its product candidates; side effects or adverse events associated with Otonomy’s product candidates; competition in the biopharmaceutical industry; Otonomy’s dependence on third parties to conduct preclinical studies and clinical trials; the timing and outcome of hospital pharmacy and therapeutics reviews and other facility reviews; the impact of coverage and reimbursement decisions by third-party payors on the pricing and market acceptance of OTIPRIO; Otonomy’s dependence on third parties for the manufacture of OTIPRIO and product candidates; Otonomy’s dependence on a small number of suppliers for raw materials; Otonomy’s ability to protect its intellectual property related to OTIPRIO and its product candidates in the United States and throughout the world; expectations regarding potential market size, opportunity and growth; Otonomy’s ability to manage operating expenses; implementation of Otonomy’s business model and strategic plans for its business, products and technology; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in Otonomy’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 2, 2017, and Otonomy’s future reports to be filed with the SEC. The forward-looking statements in this press release are based on information available to Otonomy as of the date hereof. Otonomy disclaims any obligation to update any forward-looking statements, except as required by law.

Contacts:

Media Inquiries

Canale Communications

Heidi Chokeir, Ph.D.

Senior Vice President

619.849.5377

heidi@canalecomm.com

Investor Inquiries

Westwicke Partners

Robert H. Uhl

Managing Director

858.356.5932

robert.uhl@westwicke.com

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Otonomy, Inc.

Condensed Balance Sheet Data

(in thousands)

	As of December 31,
	2016	2015

Cash and cash equivalents	$24,156	$158,664

Short-term investments	172,222	26,172

Total assets	208,596	193,030

Total liabilities	15,859	11,496

Accumulated deficit	(274,720)	(164,137)

Total stockholders’ equity	192,737	181,534

Otonomy, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015

Product sales, net	$273	$—	$683	$—
Costs and operating expenses:
Cost of product sales	909	—	1,664	—
Research and development	14,165	13,277	60,723	38,762
Selling, general and administrative	12,052	7,869	49,777	23,214

Total costs and operating expenses	27,126	21,146	112,164	61,976

Loss from operations	(26,853)	(21,146)	(111,481)	(61,976)

Other income (expense)	281	4	898	308

Net loss	$(26,572)	$(21,142)	$(110,583)	$(61,668)

Net loss per share, basic and diluted	$(0.88)	$(0.87)	$(3.69)	$(2.57)

Weighted-average shares used to compute net loss per share, basic and diluted	30,215,162	24,262,874	29,962,781	23,952,562

Otonomy, Inc.

Reconciliation of GAAP to Non-GAAP Operating Expenses

(in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
GAAP operating expenses
Research and development	$14,165	$13,277	$60,723	$38,762
Selling, general and administrative	12,052	7,869	49,777	23,214

Total GAAP operating expenses	26,217	21,146	110,500	61,976
Non-GAAP adjustments
R&D stock-based compensation expense	(781)	(875)	(2,996)	(2,969)
SG&A stock-based compensation expense	(2,540)	(1,520)	(9,574)	(4,747)
Rent abatement	(232)	—	(232)	—

Total non-GAAP adjustments	(3,553)	(2,395)	(12,802)	(7,716)

Non-GAAP operating expenses	$22,664	$18,751	$97,698	$54,260

Otonomy, Inc.

Reconciliation of 2017 GAAP to Non-GAAP Operating Expense Guidance

(in millions)

GAAP operating expenses	$103 - $108
Non-GAAP adjustments
Stock-based compensation expense	21
Rent abatement	2

Non-GAAP operating expenses	$80 - $85